Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

BTRS Holdings Inc.
(Exact Name of Registrant as Specified in its Charter)

T able 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee
Fees to be Paid	$1,678,032,318.68	(1)	0.0001102	$184,920	(2)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$1,678,032,318.68
Total Fees Due for Filing				$184,920
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$184,920

(1)
Aggregate number of securities to which transaction applies: As of October 17, 2022, the maximum number of shares of common stock to which this transaction applies is estimated to be 178,971,338, which consists of (a) 164,681,549 shares of Billtrust common stock (including company restricted stock) entitled to receive the per share merger consideration of $9.50; (b) 9,617,744 shares of common stock underlying company stock options entitled to receive the per share merger consideration of $9.50 minus any applicable exercise price; (c) 4,672,045 shares of common stock underlying outstanding restricted stock units, which may be entitled to receive the per share merger consideration of $9.50; and (d) 225,000 shares of Billtrust common stock estimated to be issuable pursuant to the ESPP prior to the closing.

(2)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of October 17, 2022, the underlying value of the transaction was calculated based on the sum of (a) the product of 164,681,549 shares of Billtrust common stock (including company restricted stock) and the per share merger consideration of $9.50; (b) the product of 9,617,744 shares of common stock underlying company stock options and $6.97 (which is the difference between the per share merger consideration of $9.50 and the weighted average exercise price of $2.53); (c) the product of 4,672,045 shares of common stock underlying outstanding restricted stock units and the per share merger consideration of $9.50; and (d) the product of 225,000 shares of Billtrust common stock estimated to be issuable pursuant to the ESPP prior to the closing and the per share merger consideration of $9.50. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .0001102.